Exhibit 23.2
425 West Capitol, Suite 3300
Little Rock, Arkansas 72201
501 376 9241 ♦ 800 766 9241
Fax 501 376 6256
www.msfrost.com
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” and to the inclusion of our report dated March 31, 2006 (except for Note 18, as to which the date is April 10, 2006), with respect to the consolidated financial statements of Equity Broadcasting Corporation, in this Registration Statement on Amendment No. 2 to Form S-4 and related proxy statement/prospectus of Coconut Palm Acquisition Corp.
Moore Stephens Frost
Little Rock, Arkansas
January 23, 2007
An independently owned and operated member of Moore Stephens North America, Inc. — members in principal cities throughout North America Moore Stephens North America, Inc., is a member of Moore Stephens International Limited — members in principal cities throughout the world